Exhibit 10.2

APPROACH RESOURCES INC.
2007 STOCK INCENTIVE PLAN

20[_] CASH-SETTLED PERFORMANCE SHARE UNIT AWARD AGREEMENT

PERFORMANCE VESTING AND TIME VESTING REQUIREMENTS

THIS 20[__] CASH-SETTLED PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of the [__] day of [__], 20[__], by and between Approach Resources Inc., a Delaware corporation (“Approach”), and [__], an employee, outside director or other individual providing services to Approach or one of its Affiliates (“Participant”).

WHEREAS, the Compensation Committee of Approach’s Board of Directors or such other committee designated by Approach’s Board of Directors (the “Committee”), acting under Approach’s 2007 Stock Incentive Plan, as amended (the “Plan”), has the authority to grant Performance Awards denominated in shares of Approach’s common stock, $0.01 par value per share (the “Common Stock”), to employees, outside directors or other individuals providing services to Approach or an Affiliate;

WHEREAS, pursuant to the Plan, the Committee has determined to make such an award to Participant on the terms and conditions and subject to the restrictions set forth in the Plan and this Agreement, and Participant desires to accept such award; and

WHEREAS, a copy of the Plan has been made available to Participant and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan.

NOW, THERFORE, in consideration of the premises and mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Performance Share Unit Award.  On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, Approach hereby awards to Participant, and Participant hereby accepts, a Performance Award (the “Award”) of [__] ([__]) performance units (each a “Performance Unit”).  The Award is made on [__], 20[__] (the “Grant Date”).  Each Performance Unit represents a contractual right to receive an amount of cash equal to the 30-Day Volume-Weighted Average Stock Price, subject to the terms and conditions of this Agreement; provided that in no event shall the aggregate cash received in settlement of Performance Units  granted under this Agreement exceed $5,000,000 in any fiscal year.  Participant’s right to receive a cash settlement in respect of Performance Units is generally contingent, in whole or in part, upon, except as otherwise provided in Section 2(c), (a) the achievement of the Performance Vesting Requirement outlined in Section 2(a)(i) below, and (b) Participant’s satisfaction of the Time Vesting Requirement outlined in Section 2(a)(ii) below.  The Performance Units contemplated herein are described in the Plan as Performance Awards payable in cash pursuant to Article XI of the Plan. For purposes of this Agreement, the “30-Day Volume-Weighted Average Stock Price” means, in respect of any vesting date, the volume-weighted average closing price of a share of the Common Stock as reported on the NASDAQ Global Select Market (or such other exchange on which the Common Stock is listed) for the 30 consecutive full trading days ending at the close of regular hours trading on the NASDAQ Global Select Market on the full trading day immediately preceding such vesting date.

2.Vesting and Forfeiture.

(a)Vesting Restrictions.  The Performance Units shall be subject to a restricted period that shall commence on the Grant Date and shall end on the time-based vesting dates described in Section 2(a)(ii) below (the “Performance Period”), subject to the satisfaction of the Performance Vesting Requirement described in Section 2(a)(i) and the provisions of Section 2(c).  During the Performance Period, the Performance Units shall be subject to being forfeited by Participant to Approach as provided in this Agreement, and

Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Performance Units (the “Restrictions”).

(i)Performance Vesting Requirement.  The “Performance Vesting Requirement” means the performance-based vesting Restrictions for the Performance Units.  The Performance Vesting Requirement shall be satisfied by the achievement of the “Performance Goal,” which is performance criteria established by the Committee pursuant to Article XI of the Plan and set forth in Appendix A attached hereto.  Within 75 days after the end of the 20[__] calendar year, the Committee will review and analyze Approach’s performance for the 20[__] calendar year and determine whether the Performance Vesting Requirement has been satisfied.  If the Committee determines that the Performance Vesting Requirement has been satisfied, the Committee will certify the achievement of the Performance Goal for the 20[__] calendar year and then the Time Vesting Requirement in Section 2(a)(ii) below will be the remaining Restriction applicable to the Performance Units; for the avoidance of doubt, except as provided in Section 2(c), no Performance Units shall become vested and no payments with respect to Performance Units shall be made prior to satisfaction of the Time Vesting Requirement applicable to such Performance Units.  If the Committee determines that the Performance Vesting Requirement has not been satisfied, (i) the Participant shall have no rights whatsoever in and to any cash settlement in respect of any of the Performance Units, (ii) all of the Performance Units shall automatically revert to Approach at no cost and (iii) neither the Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect thereto.  The Committee’s certification of the achievement of the Performance Goal will be effective as of [__], 20[__], regardless of any delay in the Committee’s determination of whether the Performance Goal was satisfied for the 20[__] calendar year.  The Committee shall have the sole discretion for determining whether the Performance Vesting Requirement has been satisfied and any such determination shall be conclusive.

(ii)Time Vesting Requirement.  The “Time Vesting Requirement” means the time-based vesting Restrictions for the Performance Units during the Performance Period. Provided the Committee certifies that the Performance Vesting Requirement has been satisfied, the time-based Restrictions on the Performance Units shall lapse and the Performance Units shall become vested as to:

(A)33.33% of the Performance Units (if a fractional number, then the next lower whole number) on [__], provided Participant is in the continuous active service of Approach or an Affiliate until such date;

(B)33.33% of the Performance Units (if a fractional number, then the next lower whole number) on [__], provided Participant is in the continuous active service of Approach or an Affiliate until such date; and

(C)the remaining Performance Units on [__], provided Participant is in the continuous active service of Approach or an Affiliate until such date.

(b)Termination Generally.  Subject to Section 2(c), upon termination of Participant’s employment or service with Approach or an Affiliate, (i) Participant shall have no rights whatsoever in and to any cash settlement in respect of any of the Performance Units as to which the Restrictions have not lapsed pursuant to Section 2(a) as of the date of the Participant’s termination of employment or service, (ii) all of the Performance Units as to which the Restrictions have not lapsed pursuant to Section 2(a) as of the date of the Participant’s termination of employment or service shall automatically revert to Approach at no cost and (iii) neither Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect thereto.

(c)Change of Control and Termination of Employment or Service for Death or Disability.

(i)Change of Control. In the event Participant is in the continuous active service of Approach or an Affiliate from the Grant Date until the occurrence of a Change of Control, then, upon the occurrence of such Change of Control, any remaining Restrictions on the Performance Units shall automatically lapse in full as to any outstanding Performance Units the Participant may hold at the time of such Change of Control, with any remaining Restrictions imposed upon the Performance Units as a result of the Performance Vesting Requirement deemed satisfied at the “maximum” levels necessary to satisfy the Performance Vesting Requirement at the time of the Change of Control.

(ii)Termination of Employment or Service for Death or Disability.  If Participant’s employment or service relationship with Approach or an Affiliate is terminated as a result of the Participant’s death or Disability, then, upon such termination, any remaining Restrictions on the Performance Units shall automatically lapse in full as to any outstanding Performance Units the Participant may hold at the time of such a termination of employment or service, with any remaining Restrictions imposed upon the Performance Units as a result of the Performance Vesting Requirement deemed satisfied at the “maximum” levels necessary to satisfy the Performance Vesting Requirement at the time of the Participant’s termination of employment or service as a result of the Participant’s death or Disability.

3.Payment in Settlement of Vested Performance Units.  Following the lapse of the Restrictions on any Performance Units pursuant to both the Performance Vesting Requirement and the Time Vesting Requirement in accordance with Section 2(a) or 2(c), as applicable, Approach shall, as soon as administratively feasible, but not later than 15 days following the date such Restrictions lapse and the Performance Units become vested, pay to Participant a cash payment equal to the 30-Day Volume-Weighted Average Stock Price, multiplied by the number of Performance Units becoming vested; provided that in no event shall the aggregate cash received in settlement of Performance Units  granted under this Agreement exceed $5,000,000 in any fiscal year.  Upon settlement of vested Performance Units in cash, such Performance Units shall be canceled and terminated.

4.No Rights as Stockholder; Dividend Equivalents.  Participant shall have no rights as a stockholder of the Company with respect to the Performance Units; provided that, (a) Participant shall have cash dividend equivalent rights with respect to a number of shares of Common Stock equal to the number of outstanding Performance Units then held by Participant (the “Underlying Shares”), with any cash dividends attributable thereto paid to Participant at the time cash dividends are paid to Approach’s stockholders generally, but in any event no later than the 15th day of the third month of the calendar year following the calendar year in which the dividend is declared by Approach; and (b) if and to the extent Approach shall effect a stock split, stock dividend or similar distribution with respect to the Common Stock, the number of Performance Units subject to this Award  shall be increased or decreased by a number equal to the number of shares of Common Stock that would be distributed in connection with such stock split, stock dividend or similar distribution with respect to the Underlying Shares if they were actual shares of Common Stock.

5.Withholding Taxes.

(a)Approach may from time to time require Participant to pay to Approach or the appropriate Affiliate, or make arrangements satisfactory to Approach or such Affiliate regarding payment of, the amount Approach deems necessary to satisfy any federal, state or local taxes of any kind required by law to be withheld with respect to the Performance Units.  Unless otherwise permitted by Approach, the amount of such taxes required by law to be withheld with respect to the settlement of Performance Units shall be satisfied by withholding the amount of cash necessary to satisfy Approach’s obligation to withhold taxes from any cash payments to be made under Sections 3 or 4.

(b)Any provision of this Agreement to the contrary notwithstanding, if Participant does not satisfy his or her obligations under Section 5(a), Approach shall, to the extent permitted by law, have the right to deduct from any payments made under the Plan, regardless of the form of such payment, or from any other compensation payable to Participant, whether or not pursuant to this Agreement or the Plan and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the Performance Units.

6.Reclassification of Shares.  In the event of any reorganization, recapitalization, stock split, stock dividend, merger, consolidation, combination of shares or other change affecting the Common Stock, the Committee shall make adjustments in accordance with the Plan.  Any such adjustments made by the Committee shall be conclusive.

7.Effect on Employment.  Nothing contained in this Agreement shall confer upon Participant the right to continue in the employment of Approach or any Affiliate, or affect any right which Approach or any Affiliate may have to terminate the employment of Participant.  This shall not be construed as any agreement or understanding, express or implied, that Approach or any Affiliate will retain Participant as an employee for any period of time or at any particular rate of compensation or other terms and conditions of employment unrelated to Performance Units.

8.Assignment.  Approach may assign all or any portion of its rights and obligations under this Agreement.  The Award, the Performance Units and the rights and obligations of Participant under this Agreement may not be assigned, sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Participant other than by will or the applicable laws of descent and distribution.

9.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of (a) Approach and its successors and assigns, and (b) Participant and his or her heirs, devisees, executors, administrators and personal representatives.

10.Notices.  All notices between the parties hereto shall be in writing and given in the manner provided in Section 15.7 of the Plan.  Notices to Participant shall be given to Participant’s address as contained in Approach’s records.  Notices to Approach shall be addressed to the Corporate Secretary at the principal executive offices of Approach as set forth in Section 15.7 of the Plan.

11.Governing Law; Exclusive Forum; Consent to Jurisdiction.  This Agreement shall be governed by the laws of the State of Delaware except for its laws with respect to conflict of laws.  The exclusive forum for any lawsuit arising from or related to this Agreement shall be a state or federal court in Tarrant County, Texas.  This provision does not prevent Approach from removing to an appropriate federal court any action brought in state court.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS PROHIBITING REMOVAL TO FEDERAL COURT BY APPROACH OF ANY ACTION BROUGHT AGAINST IT BY PARTICIPANT.

12.Execution of Receipts and Releases.  Any payment to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions of this Agreement, shall be in full satisfaction of all claims of such persons hereunder related to the Award.  Approach may require Participant or Participant’s legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute such a release and receipt therefore in such form as Approach may determine.

13.Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

14.Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

15.Amendment.  The Committee may amend the terms of this Award and this Agreement at any time, although no such amendment shall adversely affect, in any material way, the Participant’s (or a Participant’s Permitted Transferee’s) rights under an outstanding Award without the prior consent of the Participant (or the Participant’s Permitted Transferee) then holding the Award.  The Committee may amend the terms of this Award and this Agreement at any time following the Grant Date to provide for the settlement of vested Performance Units in the form of shares of Common Stock instead of (or in combination with) cash and, for purposes of clarity, any such amendment will be deemed not to adversely affect the Participant’s (or a Participant’s Permitted Transferee’s) rights in any material way and therefore may be made without Participant’s (or a Participant’s Permitted Transferee’s) prior consent.

16.Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning its subject matter and supersedes all prior agreements, understandings, and statements, both written and oral, between the parties with respect to such subject matter.  In signing this Agreement, the Participant is not relying on any written or oral statement, promise, or representation from Approach or its Affiliates concerning this Agreement other than as set above in this Agreement.

17.Section 409A Compliance.  The parties hereto intend that any amounts payable hereunder comply with or, to the maximum extent possible, are exempt from Section 409A of the Code and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent.  Neither this Section 17 nor any other provision of the Agreement or the Plan, however, is or contains a representation to the Participant regarding the tax consequences of the grant, vesting, or settlement of the Performance Units granted hereunder, and should not be interpreted as such.  In no event shall Approach be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.  Approach and the Participant agree to negotiate in good faith to make such amendments to the Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A.  For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Any payments to be made under this Agreement upon a termination of Participant’s employment or service shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.  The applicable provisions of Section 409A are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.

18.Miscellaneous. Notwithstanding anything to the contrary in this Agreement, Approach will not be required to comply with any term, covenant or condition of this Agreement if and to the extent prohibited by applicable law. Participant shall reimburse Approach for incentive-based or equity-based compensation and profits realized from the Award covered by this Agreement as required by applicable law, including, but not limited to, Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and agrees that Approach need not comply with any term, covenant or condition of this Agreement to the extent that doing so would require that Participant reimburse Approach for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 and/or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

IN WITNESS WHEREOF, Approach and Participant have executed this Agreement as of the date first written above.

Approach Resources Inc.

By:
Name:	[__]
Title:	[__]

PARTICIPANT

By:
Name:	[__]

APPENDIX A

TO 20[__] CASH-SETTLED PERFORMANCE SHARE UNIT AWARD AGREEMENT

Performance Goal for Performance Vesting Requirement

The Performance Goal for the Performance Units shall be comprised of the company performance goal set forth in Section 1 of this Appendix A.  The Performance Goal must be met or exceeded for the Performance Vesting Requirement for the Performance Units to be satisfied.  The Committee shall have the sole discretion for determining whether the Performance Vesting Requirement has been satisfied and any such determination shall be conclusive.

1.	Performance Goal. The following Performance Goal shall apply with respect to the Performance Units and relate to the calendar year ending [__], 20[_] (the “20[__]calendar year”):

[“Performance Goal” to be based on “finding and development cost per unit” (as described in the Plan) in the form of cash operating expenses per Boe.]